SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549





                                    FORM 8-K





                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934






       Date of Report (Date of earliest reported event): January 12, 2001



                               MOTIENT CORPORATION
             (Exact name of registrant as specified in its charter)




         Delaware                      0-23044                 93-0976127
(State or other jurisdiction of  (Commission File No.)        (IRS Employer
incorporation or organization)                              Identification No.)




                            10802 Parkridge Boulevard
                           Reston, Virginia 20191-5416
                                 (703) 758-6000
               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)





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ITEM 5.  Other Events


         Introduction

         On January 12, 2001, Motient Corporation ("we" or "us") entered into a definitive agreement, subject to certain conditions, to combine our satellite communications business with that of TMI Communications and Company Limited Partnership ("TMI"). This combined entity will provide mobile satellite services to the entire North American continent. In addition, upon closing the combined venture will receive $50 million of new investment from the existing investors in Motient Satellite Ventures LLC, increasing such investors' aggregate ownership interest in the venture from 20% to 40%. These transactions are described below.


         Background

         In June 2000, we formed a new joint venture subsidiary, Motient Satellite Ventures LLC, which has since been renamed Mobile Satellite Ventures LLC ("Satellite Ventures"), in which we own 80% of the membership interests. The remaining interest is currently owned by three investors controlled by Columbia Capital, Spectrum Equity Investors LP and Telcom Ventures, L.L.C. (collectively, the "Investors"). Satellite Ventures has been using Motient's existing satellite network to conduct research and development activities and exploring the technical, strategic, and market potential of new wireless voice and data communications services.

         Under the terms of the June transactions forming Satellite Ventures, the Investors had certain rights to elect to purchase an additional 40% stake in Satellite Ventures, for an extra payment of $120 million. Upon such exercise, Satellite Ventures would have had the right to elect to consummate the purchase of all of our satellite business assets, pursuant to the terms of an Asset Sale Agreement signed at the time of the June transactions. The purchase price for such assets would have been equal to the sum of a $24 million down payment paid in June, plus the $120 million to be received by Satellite Ventures from the Investors.

         On November 29, 2000, we sold our retail transportation business to Aether Systems, Inc. The retail transportation business assets sold to Aether included part of our satellite business assets that would have been sold to Satellite Ventures pursuant to the Asset Sale Agreement signed in June. Aether agreed to pay us $45 million, plus the book value of inventory, for the transportation business assets. In addition, we have the opportunity to receive up to an additional $22.5 million as an "earn-out" payment, subject to the satisfaction of certain operating results for the business during 2001.

         In connection with the Aether transaction, we and the other members of Satellite Ventures agreed to reduce the purchase price in the Asset Sale Agreement with Motient from $120 million to $80.5 million, plus half of any earn-out consideration that would have been received by Motient from Aether. This adjustment was made to account for the fact that we received consideration in the Aether transaction in exchange for assets which otherwise would have been available to be acquired by Satellite Ventures.

         The Current Transaction

         The terms of our original transaction involving Satellite Ventures have been amended in several respects. First, the Investors have agreed, subject to the terms and conditions reflected in the agreement, to invest additional money in Satellite Ventures and increase their stake in Satellite Ventures, as well as having an option to invest additional money to increase their stake in the future. The Agreement calls for the Investors to pay $50 million (in addition to the $50 million paid in June), to become (in the aggregate) the owners of 40% of the outstanding interests of Satellite Ventures. The Investors will also have an option (the "Second Option"), exercisable through June 29, 2002 for an additional $40 million, to increase their ownership in Satellite Ventures to 50.66% (with each individual Investor's stake being less than 20%).

         Second, upon closing of the transaction, TMI will contribute its satellite communications business assets to Satellite Ventures, along with our satellite business assets as described below. Certain of the Canadian assets will be held through a Canadian-affiliated license company. In connection with its contribution of assets to Satellite Ventures, TMI will become the owner of approximately 27% of the outstanding equity of Satellite Ventures, and will also receive a cash payment of $7.5 million, as well as a $11.5 million 5-year note.

         Upon closing of these transactions, we will contribute our remaining satellite assets (net of the assets sold to Aether as described above) to Satellite Ventures, in exchange for a cash payment of $45 million and a 5-year, $15 million note. Upon Closing, we will own approximately 33% of the outstanding interests and be the largest single shareholder of Satellite Ventures.

         A portion of Satellite Ventures' cash payment to TMI at closing will be funded by our loan of $2.5 million, in exchange for a note back in the same amount. The $11.5 million note payable to TMI will have priority over the two notes that will be issued to Motient.

         Under the original transaction, at any time until June 29, 2002, the Investors had certain rights to elect to convert their interests in Satellite Ventures into shares of our common stock at a conversion price which will be set at the time of exercise, between $12 and $20 per share, as specified in the June Investment Agreement. As part of the current transactions, this right will remain in place, but will be limited to an aggregate of $55 million of their interest in Satellite Ventures. This right would expire upon the earlier of the closing of the Second Option or June 29, 2002.

         Under the terms of the bank facility waivers received by Motient in connection with these transactions, half of all amounts to be received by Motient from Satellite Ventures in connection with Motient's sale of its satellite business assets to Satellite Ventures, i.e., $45 million in cash and a $15 million note payable, will be used to repay outstanding amounts, and permanently reduce commitments, under Motient's revolving credit facility.

         The consummation of the transactions is subject to receipt of all necessary regulatory governmental approvals and consents, including, for example, approvals under the Hart-Scott-Rodino Antitrust Improvements Act, and FCC approvals with respect to both the transfer of Motient's FCC licenses and Satellite Ventures' plans for a new generation integrated terrestrial- satellite system, approvals by Canadian regulatory authorities with respect to the transfer of TMI's communications licenses to the new venture, and other customary conditions relating to due diligence review, third party consents, and similar matters. In certain circumstances, beginning in January 2002, if certain closing conditions have not been obtained, we and TMI have certain rights to require the closing to proceed at such time, and if less than all of the Investors wishes to close at such time, we and TMI may, under certain circumstances, purchase the interests in Satellite Ventures that would have otherwise been acquired by any such non-participating Investors.




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Item 7.  Financial Statements and Exhibits

(c)  Exhibits

The following document is filed as an exhibit to the report:

99.1     Press Release dated January 16, 2001.







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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          MOTIENT CORPORATION



                                          By:    /s/Randy S. Segal
                                                 Randy S. Segal
                                                 Senior Vice President, General
                                                 Counsel and Secretary


Date:  January 16, 2001




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